UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2016

CORBUS PHARMACEUTICALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 River Ridge Drive, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2016, the Compensation Committee of the Board of Directors (the “Committee”) of Corbus Pharmaceuticals Holdings, Inc. (the “Company”) approved equity compensation awards for the Company’s executive officers, Yuval Cohen, Ph.D., Chief Executive Officer; Barbara White, M.D., Chief Medical Officer; Mark Tepper, Ph.D., President and Chief Scientific Officer; and Sean Moran, Chief Financial Officer.

The Committee approved an award of 150,000 options (the “Options”) to purchase shares of the Company’s common stock, par value $0.0001 per share, to each of Dr. Cohen, Dr. White, Dr. Tepper and Mr. Moran. The Options were granted in accordance with the terms of the Company’s 2014 Equity Compensation Plan (the “Plan”). The Options have an exercise price of $8.71 and will vest 25% on the one year anniversary of the grant date and the remainder in equal monthly installments over three years, with full acceleration of vesting upon a change in control (as defined in the Plan). The Options represent a portion of the annual equity award that the Company expects to pay to the executive officers in early 2017 for performance in 2016. As it did in 2015, the Committee intends to engage an independent compensation consultant to determine the amount of compensation to be paid to the Company’s executive officers, including cash and equity bonuses to be paid to the Company’s executive officers in early 2017 for performance in 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Dated: October 7, 2016	By:	/s/ Yuval Cohen
	Name:	Yuval Cohen
	Title:	Chief Executive Officer

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